News Release

For Information Contact:	Media:	Investor Relations:
	David Bruce (305) 500-4999	Bob Brunn (305) 500-4053

RYDER CFO TO RETIRE IN 2006

MIAMI, August 30, 2005 – Ryder System, Inc. (NYSE:R), today announced that it is filing an SEC Form 8-K with notice of Executive Vice President and Chief Financial Officer (CFO) Tracy A. Leinbach’s intention to retire from the company in early 2006 in order to pursue personal endeavors. Ms. Leinbach will continue as CFO through the conclusion of the work in closing the company’s 2005 fiscal year, which ends December 31. Her exact departure date has not been set, but it will most likely be in February 2006. Even though Ms. Leinbach will not retire for several months, SEC rules require the company to immediately disclose her decision to retire.

Ms. Leinbach recently celebrated her 20-year anniversary with Ryder. Prior to being appointed Chief Financial Officer in 2003, she led the company’s largest business segment, Fleet Management Solutions, and also headed Ryder’s operations in Europe.

“Tracy has been an outstanding leader of our company, and has contributed greatly to our success,” said Ryder Chairman and Chief Executive Officer Greg Swienton. “Although we are sorry to see her retire, we wish Tracy the best in her personal endeavors and appreciate her commitment to ensuring a smooth transition of her important duties.” The company anticipates identifying and announcing Ms. Leinbach’s successor in advance of her retirement in 2006.

About Ryder

Ryder is a Fortune 500 company providing leading-edge transportation, logistics and supply chain management solutions worldwide. Ryder’s stock (NYSE:R) is a component of the Dow Jones Transportation Average and the Standard & Poor’s 500 Index. For more information about Ryder System, Inc., visit www.ryder.com.

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Note Regarding Forward-Looking Statements: Certain statements and information included in this presentation are “forward-looking statements” under the Federal Private Securities Litigation Reform Act of 1995. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-looking statements. Important factors that could cause such differences include, among others, our ability to obtain adequate profit margins for our services, our inability to maintain current pricing levels due to customer acceptance or competition, customer retention levels, unexpected volume declines, loss of key customers in the Supply Chain Solutions segment, the possibility that changes in customers’ business environments will limit their ability to commit to long-term vehicle leases, changes in market conditions affecting the commercial rental market or the sale of used vehicles, increased competition from vehicle manufacturers and large service providers, higher borrowing costs and possible decreases in available funding sources caused by adverse changes in debt ratings, changes in accounting assumptions, adequacy of accounting accruals, changes in general economic conditions, availability of heavy- and medium duty vehicles, increases in fuel prices, availability of qualified drivers, our ability to create operating synergies in connection with our acquisitions, our ability to manage our cost structure and changes in government regulations, including regulations regarding vehicle emissions, drivers’ hours of service and security regulations issued by the Department of Homeland Security. The risks included here are not exhaustive. New risks emerge from time to time and it is not possible for management to predict all such risks factors or to assess the impact of such risks on our business. Accordingly, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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